UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GENTEX CORPORATION
__________________________________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Date: May 15, 2025
Time: 4:30 PM E.T.
Place: Pinnacle Center
3330 Highland Drive
Hudsonville, Michigan

Dear Shareholder:

The Annual Meeting of the Shareholders ("Annual Meeting") of Gentex Corporation ("Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 15, 2025, at 4:30 p.m. EDT, for the following purposes:

1.    To elect nine directors as set forth in the Proxy Statement.
2.    To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended
December 31, 2025.
3.    To approve, on an advisory basis, the compensation of the Company's named executive officers.
4.    To transact any other business that may properly come before the meeting, or any adjournment thereof.

Shareholders of record as of the close of business on March 17, 2025, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 3, 2025. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone (1-800-690-6903), by mail, or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most efficient method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 15, 2025

You are receiving this notice that the proxy materials for our 2025 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

Company's 2025 Proxy Statement;
Company's Annual Report to Shareholders for the year ended December 31, 2024; and
Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 17, 2025.
As always, we encourage you to vote your shares online (https://www.proxyvote.com) or over the phone (1-800-690-6903) prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
    Scott Ryan
    Corporate Secretary

April 3, 2025

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 15, 2025
QUESTIONS & ANSWERS

PROXY STATEMENT

What is a Proxy and a Proxy Statement?
The Company’s Board of Directors (the "Board") is soliciting proxies for the 2025 Annual Meeting. A proxy is your authorization for someone else to vote on your behalf in the way you want to vote and allows you to be represented at the Annual Meeting even if you are unable to attend. A Proxy Statement is the document the United States Securities and Exchange Commission ("SEC") requires and the Company provides to explain the matters you are being asked to vote on by proxy and to disclose certain relevant information.

On or about April 3, 2025, the Company mailed to shareholders of record as of March 17, 2025 (other than those who previously requested electronic delivery), a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access the Proxy Statement and Annual Report for the year ended December 31, 2024. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all the proxy materials, and these materials are available at https://www.proxyvote.com. The Notice also includes instructions about how you may request to receive proxy materials in printed form on a one-time or on-going basis.

What will I be voting on?

•Election of nine directors (see pages 7-9).

•Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2025 (see page 45).

•Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 46).

The Board recommends a vote: FOR each of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2025; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy in accordance with this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 17, 2025.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record (that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s), or are in a direct registration system) or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee, in which case you are considered the beneficial owner).

Shareholders of record voting by proxy may use one of the following three options:
•Vote by Internet (log on to https://www.proxyvote.com and follow the directions there);
•Vote by toll-free telephone (1-800-690-6903 - instructions are on the Proxy Card or Voting Instruction Form); or
•Fill out the enclosed Proxy Card or Voting Instruction Form, sign it, and mail it.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you. Your broker or other nominee has enclosed or otherwise provided a Voting Instruction Form.

A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a direct registration system. Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy. Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 14, 2025. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your proxy is voted at the meeting, you may change your vote by:
•Revoking it by written notice to the Corporate Secretary at the address on the cover of the Proxy Statement;
•Delivering a later-dated proxy (including a telephone or Internet vote);
•Voting in person at the meeting.
If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 17, 2025.

How many shares are entitled to vote?

There were 226,262,115 shares of the Company common stock outstanding as of March 17, 2025, and, accordingly, entitled to vote at the meeting. Each share is entitled to one vote.

How many votes must be present to hold the meeting?

The record date is March 17, 2025, and was established by the Board as required. Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 17, 2025, must be present in person or by proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•For the approval of the director nominees to the Board listed on the card;
•For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2025; and
•For the approval, on an advisory basis, of the compensation of the Company's named executive officers.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•Under Michigan law, the nine nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board.
•Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ended December 31, 2025, is by a majority of votes cast.
•The proposal to approve the compensation of the Company's named executive officers is advisory and the Board will take such votes into account when considering future actions.

What if I vote to "abstain?"

A vote to "abstain" will have no effect on the outcome related to the election of the directors or the ratification of Ernst & Young LLP as the Company's auditors. A vote to abstain with respect to approval, on an advisory basis, of named executive officer compensation will be taken into account by the Board in determining future action.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement as they are treated as present for purposes of determining the existence of a quorum, but not as shares present and voting on any specific proposal.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:

•as necessary to meet applicable legal requirements;
•to allow for the tabulation of votes and certification of the vote; or
•to facilitate successful proxy solicitation by our Board.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

How can I receive a copy of the Company’s Form 10-K?
You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2024, which we recently filed with the SEC, by writing to:

Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the SEC on the Company’s web site under the heading "SEC Filings" at: http://ir.gentex.com.

The Company’s Form 10-K, Annual Report, and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

Can I otherwise access the Company’s proxy materials and Annual Report?

The proxy materials are also available on the Company’s website at: http://ir.gentex.com

What is "householding of proxy materials?"

Only one Notice will be sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary from one or more shareholders. If a single copy of the Notice was delivered to an address that you share with another shareholder, and you prefer to receive additional copies, send your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 616-772-1800), and we will promptly deliver a separate copy.

BUSINESS HIGHLIGHTS
In 2024, net sales for the Company increased by 1% compared to net sales in 2023, representing the highest annual sales in Company history. Highlights below include (in thousands, except per share data):

	2024	2023	2022
Net Sales	$2,313,314	$2,299,215	$1,918,958
Operating Income	$459,727	$495,731	$370,006
Net Income	$404,488	$428,403	$318,757
Earnings Per Share (Fully Diluted)	$1.76	$1.84	$1.36
Cash Dividends Declared Per Common Share	$0.48	$0.48	$0.48
Total Assets	$2,760,821	$2,611,438	$2,327,230

SOLICITATION OF PROXIES

This Proxy Statement is being furnished on or about April 3, 2025 to the shareholders of Gentex Corporation as of the record date, March 17, 2025, in connection with the solicitation by the Board of proxies to be used at the Annual Meeting to be held on Thursday, May 15, 2025, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of a proxy allows a shareholder of the Company to be represented at the Annual Meeting even if the shareholder is unable to attend in person.

There are four ways to vote your shares:

1)By Internet at https://www.proxyvote.com. We encourage you to vote this way.
2)By toll-free telephone (1-800-690-6903)
3)By completing and mailing your Proxy Card or Voting Instruction Form
4)By written ballot at the Annual Meeting

If the form of proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the proxy will be voted at the Annual Meeting and at any adjournment of the meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted: FOR the election of all nominees named in the Proxy Statement; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2025; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers. These proposals are described in this Proxy Statement. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Corporate Secretary, (2) delivery of a later-dated proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

March 17, 2025, has been fixed by the Board as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 226,262,115 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation specify that the Board shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.

Of the nine current members on the Company's Board, eight of them qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Board has affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Joseph Anderson, Leslie Brown, Garth Deur, Billy Pink, Richard Schaum, Kathleen Starkoff, Brian Walker, and Ling Zang. In making its independence determinations, the Board considered: the former consulting arrangement between Vaporsens and Dr. Zang, which ended prior to the Company's acquisition of Vaporsens in April, 2020, and the former employment of Mr. Deur. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Steve Downing, President and CEO of the Company, does not qualify as independent under the applicable standards.

Each of the current Board members have been determined to meet enough of the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished careers, and the demonstrated ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described below), which have made them valued directors. The Nominating and Corporate Governance Committee recommended each of the incumbent directors to the Board for nomination for election to the Board. The Nominating and Corporate Governance Committee has concluded such individuals should be nominated for election to the Board, based on qualifications and contributions of such incumbent directors.

The terms of all current Board members will expire upon the election of the directors to be elected at the 2025 Annual Meeting. Based on the foregoing, the Board has (upon the recommendation of the Nominating and Corporate Governance Committee) nominated Joseph Anderson, Leslie Brown, Garth Deur, Steve Downing, Billy Pink, Richard Schaum, Kathleen Starkoff, Brian Walker, and Ling Zang for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2026. The Nominating and Corporate Governance Committee continues to avail itself of a variety of resources in its efforts to identify qualified and diverse candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity. The Board continues to build a pool of diverse candidates and the Board's diversity has increased because of these actions. In fact, the Company now has two female directors and three other diverse directors. The Nominating and Corporate Governance Committee seeks to ensure diverse candidates are considered and interviewed for any open Board seat(s). The Board believes it will continue to be diverse as a result of the foregoing approach taken by the Nominating and Corporate Governance Committee.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as proxy voters in the accompanying proxy will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating and Corporate Governance Committee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Under the Michigan Business Corporation Act, a plurality of votes cast by shareholders at the meeting is required to elect directors of the Company. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board. Each of the nominees has agreed to tender his or her resignation from the Board in writing to the Board if he or she is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating and Corporate Governance Committee and

Board will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

The Board recommends a vote FOR the election of all persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of February 15, 2025.

Incumbent Director Nominees
Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2026
Mr. Joseph Anderson (82) Director since 2022
Mr. Anderson is the majority owner, Chairman and CEO of TAG Holdings, LLC which owns several manufacturing, service, and technology-based companies based in North America. He graduated from West Point with a Bachelor of Science Degree in Math and Engineering, and holds two master’s degrees from the University of California, Los Angeles. He has been awarded Honorary Doctoral degrees from Kettering University and Central Michigan University, and the Distinguished Graduate Award from West Point. Mr. Anderson attended the Army’s Command and General Staff College and is a graduate of the Harvard Advanced Management Program. During his career in the military, Mr. Anderson commanded troops as an infantry officer in the 82nd Airborne Division and served two tours of duty with the 1st Cavalry Division in Vietnam. Mr. Anderson’s military awards include two silver stars, five bronze stars, three Army Commendation Medals, and eleven Air Medals. He was selected to be a White House Fellow and worked as Special Assistant to Secretary of Commerce, Juanita Kreps, until beginning his career with General Motors. While at GM, Mr. Anderson progressed through several manufacturing and leadership roles before being appointed General Director of the Body Hardware Business Unit, a business unit with 7,000 employees and revenue of $1 billion. After 13 years of service, Mr. Anderson resigned from GM to become President and Chief Executive Officer of a privately held company, where he worked to acquire, grow, and sell businesses globally within the automotive, heavy equipment, aerospace and defense markets. He is a past chairman of the U.S. Department of Commerce Manufacturing Council, and has served on multiple local and national boards, in addition to having been a past Chairman of the Federal Reserve Bank of Chicago-Detroit Branch. His community involvement includes Chairman of the Board of the National Recreation Foundation, the Horizons Upward Bound Advisory Board and the University of Michigan-Dearborn Executive Leaders Advocacy Group. Mr. Anderson brings a wealth of leadership experience and industry knowledge to the Board. Mr. Anderson has been affirmatively identified as an independent director by the Board. Mr. Anderson serves on the Nominating and Corporate Governance Committee.

Ms. Leslie Brown (71) Director since 2016
Ms. Brown, since 2003, is the owner and chairperson of Metal Flow Corporation, a Holland, Michigan, based high volume producer of technically sophisticated custom metal (of various varieties) components through deep draw processes. Including operations in China, Metal Flow Corporation globally ships over one million parts daily for a variety of automotive applications, including airbags, decorative trim, emissions, fuel handling, sensors, and solenoids. As such, Ms. Brown has a significant understanding of, and experience with, challenges faced by manufacturing companies that supply the global automotive industry. In addition to her years of experience as an entrepreneurial automotive supplier, as a prominent local businesswoman serving on a variety of community organization boards of directors (including as chairperson of the Holland Hospital Board), Ms. Brown has demonstrated a high degree of professionalism and personal integrity. Ms. Brown offers insight and perspective especially in terms of developing and maintaining an entrepreneurial team. Ms. Brown has been affirmatively identified as an independent director by the Board. Ms. Brown is Chair of the Nominating and Corporate Governance Committee.

Mr. Garth Deur (68) Director since 2023
Mr. Deur currently serves as managing director of Iroquois Ventures LLC, a firm providing capital formation and advisory services to private and startup companies. He has served in this role since 2016. Previously, Mr. Deur worked at Lake Michigan Financial Corporation (LMFC) from 2007 to 2016 in various roles including Chief Operating Officer, President and Chief Executive Officer. He served as Senior Vice President - Business Development for Chemical Financial Corporation after its acquisition of LMFC in 2015. Prior to joining LMFC, Mr. Deur served in significant financial and business development roles with the Company and Johnson Controls when it acquired the former Prince Corporation. Mr. Deur spent six years as Executive Vice President of the Company and 10 years in various executive roles at Prince Corporation / Johnson Controls. He began his career in 1982 as a CPA with Arthur Andersen LLP, specializing in the automotive industry. As such, Mr. Deur has significant experience in the Company's primary industry. He also has prior experience serving on numerous boards of directors. Mr. Deur has been affirmatively identified as an independent director by the Board. Mr. Deur serves on the Compensation, Executive, and Audit Committees.

Mr. Steve Downing (47) Director since 2020
Mr. Downing was elected Chief Executive Officer of the Company effective as of January 1, 2018. He has been employed by the Company since 2002. Prior to being elected Chief Executive Officer, he served as President and Chief Operating Officer from August 2017 to December 2017, as Senior Vice President and Chief Financial Officer from June 2015 to August 2017, and as Vice President of Finance and Chief Financial Officer from May 2013 to June 2015. He served in a variety of roles before that time. During his tenure with the Company, Mr. Downing has collected a vast wealth of knowledge and experience with respect to the Company and the industries in which it operates. Mr. Downing's thorough understanding of the Company's industries, familiarity with the Company's entrepreneurial culture, ability to build and lead a cohesive management team, and demonstrated work with the Board make him an appropriate Board member. Mr. Downing serves on the Executive Committee.

Dr. Billy Pink (58) Director since 2024
Dr. Pink currently serves as Ferris State University’s 19th president, and is the first African American person to lead the university since it was founded in 1884. Prior to guiding Ferris State University, Dr. Pink served as president of Grand Rapids Community College in Grand Rapids, MI, and before that served as vice president for academic affairs at Oklahoma State University-Oklahoma City Campus in Oklahoma. He is involved in governance and policy development at regional and national levels, including his appointment by Michigan’s Governor to be a leader on the Growing Michigan Together Council and serving on the Michigan Economic Development Corporation executive committee. He is a member of the Higher Learning Commission board of trustees and serves on the American Council on Education board of directors, working to shape public policy so that more students gain a quality education. In West Michigan, he serves on the boards of Corewell Health West Michigan, is board chair for the Heart of West Michigan United Way and board vice-chair for The Right Place. Dr. Pink earned a Doctor of Philosophy from the University of Oklahoma in Instructional Leadership and Academic Curriculum, a Master of Education in Physical Education and Secondary Education from the University of Central Oklahoma, and a Bachelor of Science in Physical Education and Professional Education from Oklahoma Christian University. Dr. Pink has been affirmatively identified as an independent director by the Board. The Board benefits from Dr. Pink's experience in the areas of leadership, policy making, understanding of the post-graduate expectations of students, and governance.

Mr. Richard Schaum (78) Director since 2011
Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, serving in various positions including Executive Vice President, Product Development, and General Manager of Powertrain Operations, at that time a $7 billion business with 11 plants and 23,000 employees. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its Chairman and President from 2007 to 2008. He has also previously served on the Board of Directors of BorgWarner, Inc. and Sterling Construction Co. Mr. Schaum has been affirmatively identified as an independent director by the Board. He is Chair of the Board, Chair of the Compensation Committee, and serves on the Executive Committee.

Ms. Kathleen Starkoff (67) Director since 2018
Ms. Starkoff is the President and CEO of Orange Star Consulting, a Columbus, Ohio based information technology consulting firm.  She has served in that role since 2013. Prior to that, Ms. Starkoff was Chief Information Officer at the Ohio State University from 2008-2013. Before that, she served as Chief Technology Officer and Group Vice President of Limited Brands (renamed Bath & Body Works in 2021). She also served as Chief Technology Officer and Senior Vice President of BankOne Corporation (now JPMorgan Chase). As such, Ms. Starkoff provides the Board with significant information technology and enterprise risk management expertise, including in the public company context. In addition, she has significant private and nonprofit board experience and has been recognized by the National Association of Corporate Directors (“NACD”) as both a “Leadership Fellow,” and a featured cyber-security expert.  Ms. Starkoff has been affirmatively identified as an independent director by the Board. Ms. Starkoff serves on the Company's Audit Committee.

Mr. Brian Walker (63) Director since 2018
Mr. Walker is currently an Operating Partner - Strategic Operations with Huron Capital, a mid market Private Equity Firm. Prior to joining Huron Capital, Mr. Walker served as President and CEO of Herman Miller, Inc., a company involved in the research, design, manufacture, selling, and distribution of office furniture systems, seating products, and other free-standing furniture elements. Mr. Walker worked at Herman Miller, Inc. for 29 years in a variety of capacities, including Chief Operating Officer, Chief Financial Officer, and Executive Vice President. Mr. Walker serves as a member of the Board of Directors of Universal Forest Products, where he serves as Chair of the Audit Committee. Mr. Walker has served as a board member for a number of public and private companies. The Company is pleased to have access to Mr. Walker's executive experience and financial expertise in public company settings, along with his international business experience, his experience on corporate boards and his keen understanding of challenges public companies face in West Michigan. Mr. Walker is a Certified Public Accountant. He has been affirmatively identified as an independent director by the Board. Mr. Walker serves on the Audit, Compensation, and Executive Committees.

Dr. Ling Zang (56) Director since 2021
Dr. Zang is a professor at the University of Utah affiliated with the Department of Materials Science and Engineering. He is also the Director of the Utah Center for Interfacial Sciences, Nano Institute of Utah. He is a Fellow of the National Academy of Inventors, and was previously an Alexander von Humboldt Fellow, NSF CAREER Award winner, and K. C. Wong Foundation Research Fellow. Dr. Zang earned his B.S. in physical chemistry from Tsinghua University and Ph.D. in chemistry from the Chinese Academy of Sciences. Dr. Zang’s research focuses on nanoscale imaging and molecular probing, organic semiconductors and nanostructures, optoelectronic sensors and nanodevices, and photocatalysis and photovoltaics for conversion of solar energy, with the goal to achieve practical applications in the areas of public safety, renewable energy and environmental protection. Dr. Zang has been awarded with various federal grants (from NSF, DHS, DOE/ARPA-E, NASA, etc.) to support his broad range of research in nanoscience and nanotechnology. More than 25 patent applications have been filed from Dr. Zang’s lab. Dr. Zang also founded Metallosensors, Inc. and Vaporsens (though his consulting relationship with Vaporsens terminated prior to the Company's acquisition of it). Dr. Zang’s background, education, and research complement the Company’s vision and focus on continuing to be a technology company. Dr. Zang’s experience in academia as well as his vast understanding of how to bring technology from a laboratory environment into commercialization are serving the Board well. Dr. Zang has been affirmatively identified as an independent director by the Board. Dr. Zang serves on the Nominating and Corporate Governance Committee.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," current named executive officers, and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2025.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Joseph Anderson	3,764	0	*
Neil Boehm	70,595	15,000	*
Leslie Brown	48,205	21,000	*
Matthew Chiodo	71,342	30,000	*
Garth Deur	8,480	0	*
Steve Downing	290,623	101,000	*
Kevin Nash	67,601	13,500	*
Dr. Billy Pink	3,764	0	*
Scott Ryan	53,352	12,500	*
Richard Schaum	94,319	28,000	*
Kathleen Starkoff	25,205	0	*
Brian Walker	27,715	3,510	*
Dr. Ling Zang	24,034	0	*
All directors and executive officers as a group (13 Persons)	788,999	224,510	*

* Less than one percent.

(1)Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)This column reflects shares subject to options exercisable within 60 days, and these shares are also included in the column captioned "Shares Beneficially Owned."

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	21,630,109	9.5%
Black Rock Inc. 50 Hudson Yards, New York, NY 10001	18,852,267	8.3%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	18,023,056	7.9%

CORPORATE GOVERNANCE
The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Governance Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each standing committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the headings, "Corporate Governance", then "Documents & Charters" on the Company’s web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board is expected to abide by the Gentex Corporation Board Attendance and Overboarding Policy (*), unless an exception thereto has been approved by the Board. That includes the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All the members of the Board attended the 2024 Annual Meeting. Each of the current members of the Board, is expected to attend the 2025 Annual Meeting. During 2024, the Board held five Board meetings. All directors then serving attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

Responsiveness to Shareholders

•The fact that the Company has declassified its Board and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.
•The Company also implemented a Lead Independent Director Policy (*) to address concerns raised by shareholders when the Company had a non-independent Chair of the Board, again demonstrating its commitment to good corporate governance and ongoing engagement with shareholders.
•The Company has added a Sustainability section to its website (which is updated periodically) and publishes a Sustainability Report annually that provides short and long term sustainability goals, key information regarding progress that the Company is making for sustainability initiatives, and key information about the Company's diversity, equity and inclusion (DE&I) efforts and human capital management.
•The Company has added additional diversity considerations to its director nominating policies in response to suggestions from shareholders. Such diversity considerations, along with the actual practices of the Nominating and Corporate Governance Committee, have led to a broader and more diverse director candidate pool and a more diverse Board.

Board of Directors Leadership Structure

•Mr. Schaum serves as an independent Chair of the Board of Directors.
•The Company acknowledges that independent board leadership is important, and the independent directors will continue to meet outside of the presence of management.
•Even with an independent Chair of the Board, the Company remains of the belief that it is important that the Board have flexibility to determine the most qualified person to serve as Board Chair, rather than unduly impairing such flexibility with any policy requiring an independent Chair of the Board.
•While the Board has an independent Chair, and the next Chair may be independent as well, alleviating the need for a Lead Director, the Lead Independent Director Policy remains in place to continue to provide the Board appropriate flexibility.
•The Board, and each standing committee of the Board, undertake annual self-evaluations which include: written evaluations; collection of relevant information; summary and review of the same by the Board and each committee; and the opportunity for peer review and for each director to comment thereupon. This process has helped inform the Board in regard to existing director qualifications, skills, attributes, and experience and those needed for the future.

Audit Committee

•The Company’s Audit Committee currently includes Mr. Deur (Chair), Ms. Starkoff, and Mr. Walker.
•The Audit Committee met five times during the fiscal year ended December 31, 2024. Additional information regarding the functions performed by the Audit Committee is set forth in the following "Report of the Audit Committee."
•The Board has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•All Audit Committee members possess the required level of financial literacy and the Board has determined that at least two members of the Audit Committee, Mr. Deur and Mr. Walker, meet the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.
•The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*), which includes oversight of the Company's financial statements, financial reporting processes, certain compliance, and risk management, including cybersecurity.
•The Company’s independent auditors are engaged by and report directly to the Audit Committee and the Audit Committee is actively engaged in selecting the audit engagement partner.
•The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.
•The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors" (*), which is attached as Appendix A to this Proxy Statement.
•The Audit Committee reviews and discusses with the Company's independent auditors all relationships the independent auditor has with the Company so as to be able to determine the auditor's objectivity and independence.
•The Audit Committee has adopted a policy titled "Complaint Submission and Handling Policy" (*), to enable confidential and anonymous reporting to the Audit Committee and to the Company as appropriate.
•The Audit Committee reviews and approves all related-party transactions in accordance with the Audit Committee Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

•The Company’s Compensation Committee currently includes Mr. Schaum (Chair), Mr. Deur, and Mr. Walker.
•The Compensation Committee met three times during the fiscal year ended December 31, 2024 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise). The Compensation Committee also met formally in February 2025 in accordance with its responsibilities for executive officer and director compensation. The Compensation Committee is responsible for administering all of the Company’s incentive plans and other compensation arrangements for executive officers of the Company. Additional information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."
•The Board has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Listing Rules.
•The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*), which includes oversight of risks arising from the Company's compensation practices and policies.
•More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.
•The Compensation Committee has authority under the Compensation Committee Charter to obtain the advice of compensation consultants. In the last year, consistent with the Compensation Committee Charter, the Compensation Committee retained an independent compensation consultant, Mercer (US) Inc. ("Mercer") to advise on certain compensation matters. Mercer's engagement has from time to time included: an ongoing assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; and employment agreements; and reporting on, and disclosures with respect to, the same, including certain recommendations for potential changes to officer and director compensation. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer as set forth herein. Mercer has provided peer group and industry compensation data to both management and the Compensation Committee for executive officers and directors. Such data has been used by the Compensation Committee as a frame of reference for adjusting compensation as more fully described herein, including establishing base pay, annual cash bonuses, and long-term equity incentives of officers and compensation of directors.
•The Board, based on the recommendation of the Compensation Committee, has also adopted "Stock Ownership Guidelines" (*), an "Anti-Hedging and Anti-Pledging Policy" (*) and an Incentive-Based Compensation

Recoupment Policy (*), adopted to comply with the SEC approved NASDAQ listing standards requiring adoption of a so-called clawback policy.
•The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Executive Committee

•The Company’s Executive Committee currently includes Mr. Schaum (Chair), Mr. Deur, Mr. Downing, and Mr. Walker.
•The Executive Committee met one time during the fiscal year ended December 31, 2024 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise).
•The Executive Committee has power to act on behalf of the Board during the time between regular meetings of the Board, but is intended to help the Board ensure it is acting on an informed basis.
•The Executive Committee operates pursuant to the Gentex Corporation Executive Committee Charter (*), which contains limitations on the authority of the Executive Committee to act on behalf of the Board.
•In addition to other limitations on the authority of the Executive Committee to act on behalf of the Board, the Executive Committee similarly does not have power to take any action delegated to the Audit, Compensation, and Nominating and Corporate Governance Committees or any action required to be taken by the independent directors.
•In 2025, the Executive Committee met primarily to serve as a source and conduit of information for the entire Board and to facilitate discussions and considerations at Board meetings.

Nominating and Corporate Governance Committee

•The Company’s Nominating and Corporate Governance Committee currently includes Ms. Brown (Chair), Mr. Anderson, and Dr. Zang, although such committee regularly receives input from other directors.
•The Nominating and Corporate Governance Committee met formally one time during the fiscal year ended December 31, 2024 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise, including consideration of, and discussions/interviews with, potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met formally in February 2025 in accordance with such responsibilities (while also providing the opportunity for other Board members to meet with/interview potential candidates).
•The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Listing Rules.
•The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*), which includes oversight of the Company's environmental, social and corporate governance (ESG) and sustainability efforts. The Board has always had oversight of, and remains engaged with respect to, the Company's ESG and sustainability efforts, but now receives additional support from the Nominating and Corporate Governance Committee in ESG and sustainability.
•The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, the Nominating and Corporate Governance Committee identifies candidates from a variety of resources to ensure a diverse pool of candidates, with support of the other Board members and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, with other Board members involved as well, will then conduct interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee considers and approves of the most qualified candidates so it can make its recommendations to the full Board.
•The Nominating and Corporate Governance Committee has established certain qualifications for candidates, which are contained in a document called "Position Profile of a Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members. The Position Profile also sets forth other desirable experience and qualifications, including gender, race, ethnic, and country of origin diversity.
•The Nominating and Corporate Governance Committee continually refines its on-boarding process for new directors, including new Board members being invited to attend committee meetings so as to allow such new Board Members the opportunity to better understand the Company and Board operations.

•The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.
•The Nominating and Corporate Governance Committee has not received any potential director candidates for nomination from any shareholder that beneficially owns more than five (5) percent of the Company's common stock.
•The Nominating and Corporate Governance Committee (and the entire Board) is committed to maintaining diversity on the Board. As such, the Nominating and Corporate Governance Committee will continue to avail itself of a variety of resources in its efforts to identify qualified and diverse director candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy for appropriate candidates; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity. As a result of such processes and procedures, the Company not only has a highly qualified and capable Board, but also a diverse Board with two female directors and three other diverse directors. The Nominating and Corporate Governance Committee believes the processes and procedures established have created an effective and diverse Board.
•The Nominating and Corporate Governance Committee will consider nominees for the Board from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. The Nominating and Corporate Governance Committee avails itself of a variety of available resources for candidates (and from non-executive positions and/or non-traditional environments). If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2026 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chair of the Nominating and Corporate Governance Committee by no later than December 31, 2025, to allow adequate time for consideration of the nominee. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 by no later than March 16, 2026. Other nominations by shareholders for any directorship may be submitted to the Board by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.
•The Nominating and Corporate Governance Committee has corporate governance responsibilities as delegated by the Board, including oversight of ESG matters and sustainability issues.

Codes

•The Board has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to certain of the Company’s officers, including the chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.
•The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.
•No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board

•You may contact any of our directors by writing them: Board, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464.

Personal Loans to Executive Officers and Directors

•The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

•Under the regulations of the SEC, directors and executive officers are required to file notice with the SEC of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com. The Company has in place an Anti-Hedging and Anti-Pledging Policy(*) which prohibits directors and officers from engaging in certain transactions such as puts, calls, options, other derivative securities, collars, forward sales contracts, and short selling with respect to the Company's stock. See "Compensation Discussion and Analysis" below.

Insider Trading Policies

•The Board has adopted the Gentex Corporation Policy on Insider Trading addressing the trading, or causing the trading, of the Company’s securities. The Policy on Insider Trading applies to all directors, officers and certain other employees of the Company. This Policy on Insider Trading has been reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NASDAQ listing standards. This Policy on Insider Trading is attached as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025.

Sustainability

•The Company has a Sustainability section of its website (https://www.gentex.com/about/sustainability) to provide insight into how the Company is looking out for the environment, while at the same time striving to execute a wide variety of social responsibility initiatives. The Company's Sustainability Report, published each year and available on the Company's website, provides significant details regarding the Company's approach to sustainability.
•The Company makes intentional decisions that reflect the desire to be responsible with all resources, including complying with all laws, upholding international human rights conventions, and seeking to ensure the Company’s supply chain operates in a similar fashion.
•The Company meets or exceeds all relevant legal and customer requirements, which are significant in the Company's primary industries. Doing so necessitates continual improvement in minimizing waste and preventing pollution. In fact, the Company periodically establishes objectives and targets to minimize pollution and adverse impacts on the environment associated with its business activities.
•The Gentex Environmental Management System (GEMS), the Company's environmental management system, is based on ISO 14001 (international environmental standard). This system governs environmental performance by addressing the impact of the Company's activities, products, and services on the environment. At each Company facility, environmental impact is measured and improved upon annually by eliminating waste and emissions, maximizing efficiency of processes and resources, and increased recycling and reuse. The foregoing has allowed the Company to establish long-term measures for minimizing the negative effects on the environment, while maximizing positive outputs for the communities in which the Company operates. Various metrics are tracked to gauge the environmental performance of the Company’s facilities, including: electricity use; process water use; natural gas use; VOC air emissions; and greenhouse gas emissions (both those directly controlled and those from electricity usage). Each year GEMS annual goals are disclosed and then reported in the Company’s Sustainability Report.
•The Company's Michigan facilities are ISO 14001 certified.
•The Company understands that energy use and manufacturing are large contributors of the Company's overall greenhouse gas emissions. As such, the Company remains committed to improving energy-efficiency. To that end, the Company has announced the following carbon reduction and neutrality goals:
– By 2026, 15% below 2021 levels
– By 2031, 40% below 2021 levels
– By 2041, 70% below 2021 levels
– By 2049, carbon neutrality
•The Company implements efficient alternatives for capital equipment, uses automated building management systems to use less energy, and has put in place extremely efficient lights and HVAC equipment. The Company also participates in the local Energy Smart Program, which promotes the implementation of progressive energy efficiency projects, including achieving the maximum goal possible for lighting and HVAC improvements, compressed air leak audits, and building control systems. The Company also converted one of its manufacturing facilities to be powered entirely by renewable energy.
•At its primary facilities, the Company purchases specified levels of renewable energy (including wind and landfill gas).
•Electricity and natural gas usage, greenhouse gas and VOC emissions, and process water use are all tracked and disclosed in the Company’s Sustainability Report.

•The Company also has robust waste and recycling strategies, tracking solid waste to landfill, solid waste recycled, and regulated waste. As a part of its strategies, the Company has committed to the following landfill avoidance goals:
– By 2026, 20% below 2021 levels
– By 2031, 60% below 2021 levels
– By 2041, 90% below 2021 levels
– By 2045, zero landfill waste
•Solid waste to landfill, solid waste recycled, and regulated waste are also tracked and disclosed in the Company’s Sustainability Report.
•Each year the Company also undertakes other sustainability initiatives which are also disclosed in the Company’s Sustainability Report, including actions related to energy, waste stewardship, water management, and environmental protection. Regarding energy, the Company: utilizes software-managed and occupancy-sensor controlled lighting in all facilities; has air economizers and energy recovery units in HVAC systems; utilizes energy efficient fluorescent lighting; has certain white material roofs to reflect sunlight; has insulated metal panel systems for exterior walls (for energy efficiency); captures excess heat from compressed air systems and uses it to preheat/temper water used in production; takes excess water from production processes to use in boiler/snow melt water; and installed a centralized water chiller plant to lower energy use. Regarding waste stewardship, the Company improved its cleaning method for certain products to reduce material usage preventing thousands of pounds of additional waste material and uses recycled materials in facility carpets. In terms of waste management, the Company: put in place a water recovery system that significantly reduced overall water usage; collects storm water to reduce discharge into municipal drain systems; implemented irrigation software to monitor weather conditions thereby reducing water consumption; and diligently works to monitor and reduce potential pollutants in its facilities. In terms of environmental protection, the Company has: integrated “green roofs”; adopted a highway to clean waste from public lands; constructed wetland and wildlife habitat areas; and acquired property which includes natural wetlands. As regards transportation, the Company maintains: 30 electric vehicle charging stations; a bicycle fleet for travel between facilities; a bus shelter to encourage bus ridership; and Sweed banding choppers at certain facilities to reduce the frequency of trips for recycling.
•The Company recently engaged a leading platform partner for surveying and tracking sustainability initiatives in the Company's supply base.

Human Capital Management/Social Concerns

•The Company fosters a collaborative culture founded on devotion to quality and innovation. An inclusive environment is nurtured so that team members can perform, support each other, and continue to grow and learn, including on-the-job training.
•The Company supports an environment of equal opportunity and conducts all practices related to recruitment, hiring, promotion, discipline, and other terms and conditions of employment in a manner which does not discriminate on the basis of race, color, religion, national origin, ethnicity, age, sex, sexual orientation, gender expression, handicap, marital status, military service, height, or weight.
•This culture is supported by a competitive compensation system that goes beyond base salary and includes for virtually all employees: quarterly profit-sharing bonuses; an extensive equity compensation program that extends to all eligible employees; an employee stock purchase plan; 401(k) plan (or other retirement plan for non-US employees) with Company matching; and tuition reimbursement. In keeping with the Company's core principle of ownership mentality, compensation is structured throughout the organization so that employees win when all of stakeholders win.
•The Company also provides a healthy and safe climate-controlled work environment that includes an on-site wellness center and on-site health clinic at its headquarters. A number of health-related programs are available to employees, including: asthma/COPD management services; diabetes management; "Smart Health," which gives employees and spouses a way to earn wellness credits; and the Gentex Cares+ Employee Assistance Program. The Company has also announced the creation of the Gentex Discovery Preschool, an on-site daycare and preschool designed to provide employees with convenient, cost-effective access to quality day care.
•Evidence of the Company's commitment to inclusion is its cultivation of a genuine DE&I ethos that allows team members to make a lasting impact in the communities in which the Company operates, all while attracting and retaining diverse talent that can help propel the business forward. While the Company has an environment of equal employment opportunity related to recruitment, hiring, promotion, discipline, and other terms of employment, the commitment to have a skilled and diverse world class workforce goes beyond.
•The Company's DE&I initiatives are supported by the Vice President of Diversity, Equity, & Inclusion and DE&I Council, which helps implement specific diversity programs, supports internal training, and creates opportunities to spread awareness throughout the organization. The Company's DE&I Council is led by Mr. Joe Matthews, Vice President of Diversity, Equity, & Inclusion and includes employees from many different parts of the Company. The

Company's DE&I initiatives are further supported by the DE&I Advisory Board, which is led by Mr. Matthews, and includes various executives, including the CEO, and two external members who are experts in the field of diversity, equity, and inclusion.
•As a part of this DE&I ethos, the Company maintains a growing list of business resource groups (BRGs) comprised of individuals with similar interests or backgrounds that work internally to support one another, develop leadership skills, and enhance cultural awareness. Among current BRGs are Women@Gentex, Gentex V.E.T.S., and Emerging Professionals. In 2023, the Company received a Pillar Award from the Women's Resource Center in Grand Rapids, Michigan for advancing women in the workplace. The Michigan Veterans Affairs agency awarded the Company silver-level veteran friendly employer status for the resources the Company provides to military veterans.
•In 2022, Gentex also established a separate DE&I council in its Utah office serve the Company employees that work at the research and development office located there. This separate council has supported several organizations in the local Salt Lake City area, including supporting students from diverse backgrounds and sponsoring events to support global causes. In 2024, the Gentex Salt Lake City DEI Council awarded the first of its Material Science Scholarships in partnership with the University of Utah.
•DE&I efforts at the Company extend to the supply base as well, where the Company been recognized for ongoing efforts to increase supplier relationships with certified minority, woman, veteran, and LGBTQ+-owned enterprises. In fact, the Company mentors certain such suppliers to help them develop the business systems and technology improvements necessary to support future growth. The Company is a member of, or otherwise involved in: the Michigan Minority Supplier Development Council; Original Equipment Supplier's Association - Diversity & Inclusion; Board of Governors, Consumer Technology Association - D&I Group; Michigan Diversity Connection; West Michigan Hispanic Chamber of Commerce; and the Great Lakes Women's Business Council.
•Hiring rates, voluntary and involuntary turnover rates, internal rates of hiring and promotion, and safety records are measures of the Company's success in human capital management. While hiring and diversity policies are in place as a means to remain on track in terms of appropriate human resources management, the DE&I efforts have furthered the process of creating a welcoming environment so the Company can hire and retain the best people. The Company's Sustainability Report provides more information regarding diversity and corporate responsibility. In an effort to ensure an excellent and increasingly diverse employment base, the Company has added Spanish speaking manufacturing lines, which involve materials for recruiting, orientation, on-boarding, training, and work in the Spanish language. The Company's Corporate Controller and Senior Director of Accounting was honored as one of the 25 Most Influential Latinos in West Michigan for her work to establish the Company's Limited English Proficiency Program. The Company was also presented with a DE&I Champion Award from the MEMA Original Equipment Suppliers Association for championing the spirit of DEI within the organization and in the communities where its employees live.
•The Company's DE&I efforts related to actively developing and using minority, women, and veteran-owned suppliers have been acknowledged and recognized by multiple OEM customers. In fact, Toyota Motor Engineering & Manufacturing North America, Inc. has specifically recognized the Company's efforts over the last 10 years to increase supplier relationships with minority business enterprises. The Company has also won supplier diversity awards from Honda, Nissan, and Toyota.
•In 2022, the Company established the Gentex Foundation, which provides financial grants to organizations across the country in support of economic development, children's services, public health, housing assistance and diversity initiatives — among other causes. The Gentex Foundation is managed by a board of directors that will review grant applications with a particular focus on communities where Company employees live and work, consistent with the organization's values of integrity, compassion, innovation and diversity. Employees are encouraged to organize on-site fundraisers and to spend time volunteering at worthy charitable organizations in addition to giving financially. Support is also provided to a number of minority organizations as part of the Company's DE&I efforts and to continue to build an even more diverse and skilled workforce. In 2022, the Gentex Foundation announced the Amanda Clark Scholarship, which will recognize female high school seniors in West Michigan who are pursuing a science, technology, engineering, or math (STEM) degree at a four-year college or university.
•The Company also has an Employee Hardship Fund that is designed to provide financial aid to employees when they experience a disaster or other personal hardship. Any employee can apply for assistance based on several eligibility requirements and receive a grant of up to $5,000. Examples of qualifying events are: natural disasters; house fire; flood damage; vehicle accidents; military deployments; serious illnesses; violent crime victim; domestic abuse; and death of an employee or their spouse or dependent child. The Employee Hardship Fund is supported by the Company, however, it is managed by a third party.
•The Company's Board has regular touchpoints with management regarding: employee engagement; workforce planning (including capabilities and skills development); safety; understanding workforce demographics and DE&I strategies; and corporate culture. The Board and management know the right talent is required to implement the Company's strategies. As such, the Board works with management appropriately regarding the approach to, and investment in, human capital that includes recruitment, talent development, retention, and diversity. The Board and the Nominating and Corporate Governance Committee have access to all levels of employees in the Company in their efforts to properly oversee human capital and DE&I initiatives.
•The Nominating and Corporate Governance Committee has taken, and continues to take, concrete steps to ensure Board diversity, including use of various resources and environments to identify qualified and diverse director candidates. Such candidates are contacted and interviewed in order to maintain a diverse, qualified, and capable Board. The Nominating and Corporate Governance Committee's actions have shown tangible results.
•The Company values its people as demonstrated by empowering employees at all levels and making a significant investment in them each day by providing high quality health care (including onsite health care), wellness programs, and state of the art fitness facilities.
•The Company not only values employee wellness, but as importantly, employee safety with the Board receiving a report at each Board meeting of total recordable cases, which remain well below industry averages. Prioritizing safety not only improves morale and efficiency, but lowers costs overall as well.
•The Board has implemented a Complaint Submission and Handling Policy to allow employees to raise concerns as needed.

Risk Oversight

•While the Board actively oversees risk management generally, management of the Company is charged with managing risk through appropriate internal processes and internal controls.
•On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to financial statements and financial reporting processes, certain compliance, cyber-security risks, credit risks, liquidity risks, and certain other business risks.
•The Audit Committee engages in typical oversight of internal control over financial reporting.
•The Audit Committee, as well as the Board, also require as a periodic agenda item a business risk update covering facilities, IT infrastructure, manufacturing, materials/supply chain, and human resources.
•In addition, the Audit Committee further requires as a periodic agenda item an IT security update covering cyber-security, the IT security framework, and IT security initiatives, using benchmarking as appropriate.
•The foregoing allows the Audit Committee and the Board to engage management and the independent auditors with respect to related risk assessments, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when appropriate.
•The Compensation Committee designs the officer compensation system so as to minimize risks arising therefrom, including avoidance of excessive risk taking as further discussed in "Compensation Discussion and Analysis."
•The Nominating and Corporate Governance Committee has oversight of ESG and sustainability risks so as to promote identification and monitoring of such risks as ESG and sustainability became increasingly important. The foregoing allows the Nominating and Corporate Governance Committee to engage management with respect to related risk assessments, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when appropriate.
•The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each report to the Board periodically and as appropriate with regard to their respective risk oversight functions.
•The foregoing risk oversight does not necessarily have a material effect on the Company's leadership structure.
•The Board also annually reviews the Company's various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Audit Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Audit Committee reviews this Audit Committee Charter on an annual basis. The Board of Directors annually reviews the Nasdaq Global Select Market definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to action of the Audit Committee on February 19, 2025, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2025, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:     Garth Deur, Chair
Kathleen Starkoff
Brian Walker

February 19, 2025

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board of Directors in discharging its responsibilities related to compensation of the Company's officers. The Compensation Committee's function is more fully described in its Compensation Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Compensation Committee reviews its Compensation Committee Charter on an annual basis, recommending changes to the Board of Directors when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board of Directors has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to action of the Compensation Committee on February 19, 2025, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2024, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:    Richard Schaum, Chair
Garth Deur
Brian Walker

February 19, 2025

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Our Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by, and paid to each of our named executive officers ('NEOs") during 2024. The discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and footnotes therein. It should be read in conjunction with such disclosures. It also addresses any changes to the same for 2024.

The following Company executives are our NEOs for 2024:

Name	Title
Steve Downing	President and CEO
Neil Boehm	Vice President, Engineering (now COO) and CTO
Kevin Nash	Vice President, Finance, CFO and Treasurer
Matt Chiodo	Chief Sales Officer and Senior Vice President, Sales
Scott Ryan	Vice President, General Counsel and Corporate Secretary

We first provide a brief overview of our officer compensation program and then discuss and analyze topics including:

Relationship Between Pay & Performance             How Compensation Decisions are Made
Elements of the Executive Compensation Program        Compensation Policies & Practices
OVERVIEW

Our Performance

Notwithstanding headwinds in the Company's primary industry, the Company was able to increase sales on a year-over-year basis, outperform the underlying market, and continue to make improvements in the gross margin profile of the Company. We continue to believe we remain well positioned for long term success. For example in 2024, our revenues outperformed our underlying markets by approximately five percent. Continued execution of our product development and growth strategy should provide the opportunity for us to outperform our underlying markets in the future.

Compensation Philosophy

Our compensation program is designed to balance short-term performance with long-term growth and value creation. Our compensation and benefits must be competitive with compensation arrangements provided to officers at comparably-sized companies with whom we compete for talent. Our officer compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:
•Reward performance - An increasing percentage of officer pay is performance-based, and therefore, at risk. Our pay programs reflect our “pay-for-performance” culture that aligns officer incentives with the interests of our shareholders. This philosophy permeates our organization as even below the officer level all other employees receive profit sharing bonuses and are eligible to purchase stock under the Employee Stock Purchase Plan at a 15% discount, in addition to many full-time employees receiving stock options and/or restricted stock.

•Emphasize long-term incentive compensation - We share a portion of the value created for shareholders with those responsible for the results through our use of equity incentives. In order to promote this, the Company rewards officers for delivering long-term earnings before interest, taxes, depreciation, and amortization ("EBITDA") and return on invested capital ("ROIC") with performance shares that have cliff-vesting over a three-year performance period and restricted stock that also has three year cliff-vesting to minimize management turnover and further align officer incentives with those of our shareholders. EBITDA is calculated from the financial statements by adding interest, taxes, depreciation, and amortization expenses to net income. ROIC is calculated from the financial statements with this formula: net income divided by invested capital, expressed as a percentage. Invested capital is calculated based on the average amount of shareholders equity and long term debt from the Company's balance sheet.

•Drive ownership mentality - We expect officers and directors to personally invest in our success and have adopted Stock Ownership Guidelines that set forth expectations that our executive officers and non-employee directors own or acquire a significant amount of our stock.

•Attract, retain and reward the best talent to achieve superior results - To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward such results.
Compensation Alignment with Business Strategy

Our long-term strategy builds on our strong technology foundation and leverages our operating model and technologies to drive performance in our primary industries, while at the same time actively seeking opportunities in other industries.

Our officer compensation program reflects our short-term and long-term strategy by design and uses certain key, objective performance metrics to evaluate performance. These key, objective performance metrics are important financial measures that help provide sharp focus on critical results in running our business efficiently and effectively.

Achieve Top Line Growth		Alignment with Incentive Plan Metrics
- Strengthen customer centricity to deliver growth		Annual Incentive Plan
–Revenue 33.33%
Drive Profitability		–Operating Income - 33.33%
- Achieve both short-term and long-term profitability goals	ó	–Earnings per Diluted Share - 33.33%

Maximize performance returns and maintain a strong balance sheet		Long-Term Incentive Plan
- Generate cash flow to support future growth through capital and technology investments and to provide returns to shareholders		–3 year cumulative EBITDA - 50%
- Deliver appropriate ROIC		–3 year cumulative ROIC - 50%

Our Officer Compensation Practices

Our officer compensation program features many best practices that serve shareholder interests.

What We Do…		What We Don't Do...
✓	Base a significant portion of compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	✗	No excise tax gross ups
✓	Award incentive compensation based primarily on objective measures, both short-term and long-term.	✗	No excessive perquisites
✓	Provide compensation in equity to help meet Stock Ownership Guidelines.	✗	No hedging or pledging of stock
✓	Maintain a compliant clawback policy to recapture unearned incentive payments.	✗	No excessive change-in-control severance provisions
✓	Retain an independent compensation consultant when appropriate.	✗	No dividends paid if performance shares are not earned
✓	Include double trigger of vesting of equity awards upon an appropriately defined change in control.

Say on Pay

Last year’s advisory vote on executive compensation was supported by 96% of our shareholders who voted on the same at the Company's 2024 Annual Meeting of Shareholders. The Board remains committed to understanding the views of our shareholders by taking into account the results of advisory votes on NEO compensation. Given the 2024 say-on-pay results, the Compensation Committee continues to focus on having a performance-based compensation system that aligns overall executive compensation with our business goals and objectives in accordance with shareholder expectations. The Board and the Compensation Committee will again consider the results of the 2025 advisory vote on NEO compensation.
2025 Compensation Structure

For 2025, the Compensation Committee kept in place its Amended and Restated Annual Incentive Performance Based Bonus Plan ("Annual Incentive Plan") and Long-Term Incentive Plan ("Long-Term Incentive Plan"), pursuant to the Gentex Corporation 2019 Omnibus Incentive Plan ("2019 Omnibus Plan") that was approved at the 2019 Annual meeting. Below is a summary of the Annual Incentive Plan and Long-Term Incentive Plan along with rationale for each:

Incentive Plans

Annual Incentive Plan

2024 Metrics		2025 Metrics	Reasons
Revenue		Revenue	Aligns short-term officer incentive pay with appropriate objective performance targets.
Operating Income	ð	Operating Income
Earnings per Diluted Share		Earnings per Diluted Share

Long-Term Incentive Plan

2024-2026 Metrics		2025-2027 Metrics	Reasons
3-year cumulative EBITDA		3-year cumulative EBITDA
EBITDA and ROIC have been identified by the Compensation Committee as key measures for management to drive growth and create shareholder value. These metrics provide clear measures of our long-term performance.

3-year cumulative ROIC	ð	3 year cumulative ROIC
(using performance shares and restricted stock)		(using performance shares and restricted stock)

Base Salaries

The Compensation Committee continues to consider market median of an appropriately selected peer group ("Peer Group") in determining base salaries of our officers.

See below for additional information on 2024 NEO compensation.

RELATIONSHIP BETWEEN PAY & PERFORMANCE

Comparator Compensation Data

One of the factors our Compensation Committee uses in setting officer compensation is an evaluation of how our target compensation and benefit levels compare to those of similarly-situated executives at companies that comprise our officer compensation Peer Group. Our philosophy for officer pay, including NEO pay, is to target the 50th percentile of our Peer Group and to use general industry market data as provided by the Compensation Committee’s independent compensation consultant as appropriate. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking officer pay, including for NEO's, is made up of companies that are:

•in similar industries where we compete for talent, customers and capital;

•of similar size (as measured by annual revenue, profitability and market capitalization); and

•of similar complexity.

The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

Allison Transmission Holdings, Inc.	ITT Incorporated
Barnes Group Inc.	LCI Industries
Cooper-Standard Holdings	Littelfuse, Inc.
Donaldson Company, Inc.	Methode Electronics, Inc.
Dorman Products, Inc.	Modine Manufacturing Company
Federal Signal Corporation	Nordson Corporation
Franklin Electric Company, Inc.	SPX Technologies, Inc.
Gentherm Incorporated	Standard Motor Products, Inc.
Graco Inc.	Visteon Corporation
IDEX Corporation

Pay for Performance

As part of adopting the Long-Term Incentive Plan, the Compensation Committee considered the correlation between NEO realizable compensation and Company performance. The Compensation Committee will continue to review the alignment between pay of our NEO's and our performance on a short and long-term basis.

NEO Pay Mix

To align pay levels for our NEOs with the Company's performance, the compensation program places the greatest emphasis on performance-based incentives. A significant majority (in 2024, 86% of our CEO’s target compensation awarded and 79% of the average target compensation awarded of our other NEOs) is performance-based.

CEO Target Pay Mix
Base Salary
14%
ST
Incentives
16%
LT Incentives
70%

NEO Target Pay Mix
Base Salary
22%
ST
Incentives
17%
LT Incentives
61%

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program has three primary pay components: base salary; annual performance-based cash bonuses (under the Annual Incentive Plan); and long-term equity incentives (the Long-Term Incentive Plan). The Long-Term Incentive Plan was adopted in 2019, which implements the use of performance share awards.

Cost	Element	Key Characteristic	Why We Pay this Element	How we Determine the Amount
Fixed	Base Salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for attracting and retaining officer talent.	Experience, job scope, individual performance, and market data, including market median of our Peer Group.
Variable	Annual cash incentive award	Variable compensation payable in cash based on annual performance-related financial goals.	Motivate high performance and award results, in the near term.	Based on financial performance metrics (revenue, operating income, and earnings per diluted share) and market data, including market median of our Peer Group.
	Performance Share Award ("PSA")	PSAs vest after a three-year performance period based on meeting cumulative performance related financial objectives.	Align the interests of officers with long-term shareholder value and retain officer talent.	Target awards based on job scope and market data, including market median of our Peer Group.
			Minimize risk taking behaviors for positive long-term results.	Payouts are based on our performance on financial metrics (EBITDA and ROIC), on a cumulative basis over a three-year period.
	Restricted Stock ("RS")	RS vests on the third anniversary of the grant date.	Increase equity-ownership and focus officers on providing shareholders with appropriate returns.	Target award based on job scope and market data, including market median of our Peer Group.
Vesting terms and Stock Ownership Guidelines promote retention and a linkage to the interest of shareholders.

Base Salary

We provide base salaries to compensate our officers, including NEOs, for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and adjustments thereto vary based on the NEOs role, level of responsibility, experience, individual performance, future potential and market value, and market data including market median of our Peer Group. In addition, salary increases may be warranted because of a promotion or change in responsibilities.
As previously disclosed, the Compensation Committee has a goal that base salaries for officers, including NEOs, are at or near the market median for base salaries when compared to the Company's established Peer Group.

Notwithstanding the foregoing, at the request of Mr. Downing and the other named executive officers, the Compensation Committee did not recommend, and Board of Directors did not approve any increases in named executive officer base salaries in 2025. The request and decision not to change any NEO base salaries was made based on overall market conditions. As such, base salaries for the CEO and other NEOs remain the same in 2025 as follows:

Executive Officer	2025 Base Salary	2024 Base Salary
Steve Downing	$850,000	$850,000
Neil Boehm	$575,000	$575,000
Kevin Nash	$555,000	$555,000
Matt Chiodo	$480,000	$480,000
Scott Ryan	$440,000	$440,000

Annual Incentive Plan

The Annual Incentive Plan is a cash-based plan intended to motivate and reward officers based on Company performance metrics (revenue, operating income, and earning per diluted shares) that we believe drive shareholder value.

The Annual Incentive Plan covers all officers, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO, as a percentage of base salary for the year, as set forth in further detail below. The CEO may earn from 0% to 220% of base salary and the non-CEO NEOs may earn from 0% to 150% of their respective base salaries. The performance-related targets for revenue, operating income, and earnings per diluted share, are set by, and achievement of targets are approved by, the Compensation Committee and/or the Board.

For our NEOs, the 2024 Annual Incentive Plan target payout opportunities and results weightings are shown in the table below:

Executive Officer	Threshold	Target	Maximum
Steve Downing	55.0%	110%	220%
Neil Boehm	37.5%	75%	150%
Kevin Nash	37.5%	75%	150%
Matt Chiodo	37.5%	75%	150%
Scott Ryan	37.5%	75%	150%

No changes were made to the Annual Plan target opportunities for executive officers in 2025, as it is believed those threshold, target, and maximum opportunity levels remain appropriate. The foregoing payout opportunities are multiplied by the weighting factor of a particular performance metric to determine the amounts of cash bonuses payable to officers based on actual performance compared to the threshold, target, or maximum for a performance metric. When actual performance is compared to the established threshold, target, or maximum, as applicable, for any performance metric, linear interpolation is used to determine any pro rata portion of the performance bonus. The Compensation Committee and/or the Board also have discretion to increase (or decrease) such performance-based bonuses using their judgment, which can include, but is not limited to, sustainable impact, people and growth factors when evaluating a participant's performance and/or establishing performance objectives, provided that bonuses are not in any event to exceed 250% of the applicable base salary.

Since its inception in 2019, the Annual Incentive Plan uses the same three key performance metrics and weighting: Revenue (weighted 33.33%); Operating Income (weighted 33.33%); and Earnings per Diluted Share (33.33%), adjusted for tariffs as appropriate, since such metrics are not only appropriate measures of performance, but also align with the Company's overall business strategy.

2024 Annual Incentive Plan Performance

In determining whether annual cash bonuses are paid under the Annual Incentive Plan, actual performance for the year is measured against specified target levels for each performance metric. Generally, the target for the three performance metrics reflects a level of performance, which at the time set would be anticipated to be challenging but achievable. The threshold level is set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed an additional 100% of the target award was warranted.
For 2024, the target performance (along with the thresholds and maximums) and actual results for the performance metrics are as follows:

2024 AIP Performance Metrics	Weight	Threshold*	Target*	Maximum*	Actual*
Revenue	33.33%	$2,000,000	$2,500,000	$3,000,000	$2,313,314
Operating Income	33.33%	$450,000	$562,500	$675,000	$459,727
Earnings per Diluted Share	33.33%	$1.62	$2.02	$2.42	$1.76
* amounts in thousands (000) except for per share amounts.

2024 Annual Incentive Plan Payments

Based on actual Revenue, Operating Income, and Earnings per Diluted Share results compared to the adjusted targets and performance of the NEOs, the payments for 2024 under the Annual Incentive Plan are shown in the table below:

Executive Officer	2024 Annual Incentive Plan Performance Bonus	2024 Discretionary Bonus
Steve Downing	$634,211	$—
Neil Boehm	$292,517	$—
Kevin Nash	$282,342	$—
Matt Chiodo	$244,188	$—
Scott Ryan	$223,839	$—

These Annual Incentive Plan results appropriately reflect management's work in terms of a 5% revenue outperformance versus the Company's primary underlying markets, continued improvements to the Company's gross margin profile, and business development efforts, including moving certain products and technologies closer to commercialization. For 2025, the Compensation Committee recommended, and the Board approved, targets for Revenue, Operating Income, and Earnings per Diluted Share for the Annual Incentive Plan performance metrics consistent with the past, while taking into account tariffs in certain circumstances and whether a pending acquisition closes and certain nonoperating expenses related thereto and otherwise. In 2025, the Company continues to use ± 20% of target in 2025 for determining thresholds and maximums under the Annual Incentive Plan.

Long-Term Incentive Plan

2024. We continue to believe that our long-term performance is driven through an ownership mentality and culture that rewards officers for creating and maximizing shareholder value. That is a philosophy that permeates our organization as evidenced by the fact that the Company has in the past expanded its equity compensation program to include all hourly employees, which now means a total in excess of 5,000 employees receive stock option and/or RS awards. The Long-Term Incentive Plan provides officers, including our NEOs, with incentive awards that serve an important role by balancing other applicable short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.

The Long-Term Plan uses three-year performance periods and the selected performance objectives to determine equity incentive awards so as to balance short term goals under the Annual Incentive Plan with performance objectives associated with longer term shareholder value creation under the Long-Term Plan. The Board and/or the Compensation Committee approves the amount of the long-term incentive awards, which are based on a percentage of the officers, including NEO’s, base salary. Each officer's, including NEO’s, award opportunity is based on a target dollar value (determined toward the beginning of the performance period) as a percentage of base salary assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. The following target opportunities apply for the 2024-2026 performance period under the Long-Term Incentive Plan:

Executive Officer	Long-Term Plan Target Opportunity Percentage of Base Salary for 2024-2026
Steve Downing	385%
Neil Boehm	185%
Kevin Nash	185%
Matt Chiodo	155%
Scott Ryan	155%

2025. These Long-Term Plan Target Opportunity Percentages of Base Salary for 2025 - 2027 for Mr. Chiodo and Mr. Ryan have changed from those applicable for 2024 - 2026. The Compensation Committee recommended, and the Board approved, such increases to Mr. Chiodo's and Mr. Ryan's Long-Term Plan target opportunity in 2025 as set forth, in each case due to performance and increasing responsibilities. All Long-Term Plan target opportunities remain within the market median for long-term incentives for the officers' respective job responsibilities.

Executive Officer	Long-Term Plan Target Opportunity Percentage of Base Salary for 2025-2027
Steve Downing	385%
Neil Boehm	185%
Kevin Nash	185%
Matt Chiodo	165%
Scott Ryan	165%

For the 2025-2027 performance period, the Compensation Committee recommended, and the Board approved, targets for EBITDA and ROIC for the Long-Term Plan performance metrics as it has done in the past, while taking into account tariffs in certain circumstances and whether a pending acquisition closes and certain nonoperating expenses related thereto and otherwise.

Achievement at threshold performance yields 50% of the target award and achievement of the maximum performance yields another 100% of the target award. Actual performance is compared to the established threshold, target, or maximum, as applicable, for an applicable performance objective, to the extent actual performance does not meet or exceed the established threshold, target, or maximum, as applicable, linear interpolation is used to determine the pro rata portion of such award.

Seventy percent (70%) of the total value of the target long-term incentive opportunity is delivered through performance share awards (PSAs) and the other thirty percent (30%) through restricted stock (RS). Both PSAs and RS are forms of performance-based incentive compensation because PSAs involve performance objectives that provide direct alignment with shareholder interests and the value of RS fluctuates based on stock price performance.

In addition to requiring achievement of performance objectives in respect of PSAs, PSAs and RS require the executive officers to remain employed with the Company for three years from the grant date (unless the executive officer attains retirement age, departs for good reason, dies, or becomes disabled or a change in control occurs whereby an award may be paid or partially paid).

Performance Shares

The Long-Term Plan is designed to provide PSAs for officers, including our named executive officers. PSAs are tied to the achievement of two performance objectives, each weighted equally: EBITDA and ROIC. Each performance objective is based on a three-year performance period (2024-2026) with a performance range that can result in PSAs of 0% for failure to achieve threshold, 50% of target for achieving threshold, to 200% of the target opportunity for achieving maximum.

EBITDA drives the ability to commit resources to continued growth, but is also a measure of ability to provide shareholder return. It also drives profitable sales growth and helps optimize the Company's cost structure.

ROIC ensures management uses the Company's capital in an effective manner that drives shareholder value. Since the value of PSAs is tied to the Company's actual performance in financial objectives, it aligns the officers' interests with those of shareholders. The target opportunities of PSAs awarded in 2024 for the NEOs are shown in the table below:

Executive Officer	Number of PSAs awarded in 2024 (Target) for 2024-2026
Steve Downing	68,016
Neil Boehm	22,109
Kevin Nash	21,340
Matt Chiodo	15,464
Scott Ryan	14,175

Restricted Stock Awards

The other 30% of the total value of the long-term incentive opportunity consists of RS awards. RS incentivizes and rewards executives for improving long-term stock value and serves as a retention tool. Under the Long-Term Plan, RS will generally be granted in February to officers, including our NEOs, and cliff vest on the third anniversary of the grant. The RS awarded in 2024, based on the target opportunities, for the executive officers are shown in the table below:

Executive Officer	Number of RS Awarded in 2024 for 2024-2026
Steve Downing	29,150
Neil Boehm	9,476
Kevin Nash	9,146
Matt Chiodo	6,628
Scott Ryan	6,075

2022-2024 Long-Term Plan Performance (three-year performance period ending December 31, 2024)

December 31, 2024, marked the end of the three-year performance period for PSA and RS Long-Term Plan awards made in February 2022.

Performance Share Awards

The performance metrics, targets and performance payout ranges for these awards were set and approved by the Compensation Committee and the Board in February 2022. Consistent with the Long-Term Plan, incentive could be earned by the officers based on performance associated with two equally weighted metrics, EBITDA and ROIC, in each case adjusted as recommended by the Compensation Committee, and approved by the Board, both measured cumulatively over the three-year performance period. The target levels of achievement for the EBITDA and the ROIC were established to align with financial goals set at the beginning of the three-year performance period for the years 2022 through 2024. The table below summarizes the results of the 2022-2024 performance period relative to target and the achievement level of the 2022-2024 PSAs:

Performance Metric	Weight	Threshold*	Target*	Maximum*	Actual Performance*	Performance to Target	Weighted Performance
EBITDA	50%	$1,310,720	$1,747,627	$2,184,534	$1,610,066	84.26%	42.13%
ROIC	50%	33.08%	44.10%	55.13%	37.02%	67.90%	33.95%

The PSAs awarded in February 2022, based on target opportunity, along with the actual payout of PSAs to the executive officers, for the 2022-2024 performance period are reflected in the table below and include dividend equivalents assuming reinvestment of dividends.

Executive Officer	Number of PSAs Awarded in 2022 (Target) for 2022-2024	2022-2024 PSAs Actual Payout
Steve Downing	65,013	51,879
Neil Boehm	16,393	13,086
Kevin Nash	19,566	15,618
Matt Chiodo	14,322	11,434
Scott Ryan	12,942	10,331

Restricted Stock

The RS awarded in February 2022, based on target opportunities, along with the actual payment of RS to executive officers, awarded for the 2022-2024 period are reflected in the table below:

Executive Officer	Number of RS Awarded in 2022 (Target) for 2022-2024	2022-2024 RS Payout/Vesting
Steve Downing	27,863	27,863
Neil Boehm	7,026	7,026
Kevin Nash	8,386	8,386
Matt Chiodo	6,138	6,138
Scott Ryan	5,547	5,547

Since each executive officer awarded restricted stock in 2022 remained employed by the Company for three years from the grant date, each restricted stock awarded vested with such executive officers.

Equity awards granted to our NEOs are shown in the "Grant of Plan-Based Awards" table and in the "Summary Compensation Table" below.

Retirement and Deferred Compensation

Each of the NEOs is eligible to participate in the following retirement and deferred compensation benefit plans:

•Retirement Savings Plan
•Deferred Compensation Plan

The Gentex Corporation Retirement Savings Plan is a tax-qualified, "safe harbor" 401(k) plan for our U.S.-based employees of the Company, including NEOs. Participants may elect to contribute a portion of their earnings to the plan each year. For 2024, we matched 100% on an employee's contributions up to 5% of compensation. The matching amounts for the NEOs are listed in the "Summary Compensation Table" in the Proxy Report.

The Gentex Corporation Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") provides a vehicle for key employees and officers to defer compensation on a tax-favored basis. The Deferred Compensation Plan is intended to enhance retirement savings among a select group of management and highly compensated employees who contribute significantly to the success of the Company. Only select management and highly compensated employees, including NEOs, are eligible to participate allowing them to elect, on a pre-tax basis, to defer receipt of certain compensation by making an election in accordance with the terms of the Deferred Compensation Plan. Participants are immediately vested in their own deferrals and related earnings. The Company may, but is not required, to match participant deferrals. Participants are generally vested in any such matching contributions 50% after two years but before three years of service and 100% after three years of service. A participant's vested credit balance will generally be paid on the earliest to occur of: a separation from service; a fixed date or event; a change of control; or a plan termination. A participant can elect in advance whether to receive his or her vested credit balance in a lump sum on the relevant payment date or in installments thereafter. The Deferred Compensation Plan maintains a "rabbi trust" to assist the Company in meeting its obligations under the Deferred Compensation Plan. The assets in such trust remain subject to the creditors of the Company and are not property of any participant. The Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

In fiscal year 2024, participants were eligible to elect to defer up to 75% of their Annual Incentive Bonus and up to 50% of their base pay, any other incentive performance bonus, quarterly profit sharing bonus or look back performance bonus into the plan on a tax-deferral basis. For 2024, the Company elected to make discretionary company credit of 10% of contributions into all participants accounts. The deferral amount and the Company matching amounts for the NEOs are listed, respectively, in the "Summary Compensation Table" and the "Non-Qualified Deferred Compensation Table" each below.

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Committee and CEO

The Compensation Committee of the Board assists the Board in fulfilling its obligations related to the compensation of the Company's officers and, in general, with respect to equity compensation for all full-time employees. Our current Compensation Committee consists of a chair and other independent directors who are appointed annually by the Board. Under the Compensation Committee Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC and the NASDAQ Listing Rules. Members of the Compensation Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

The Compensation Committee members during 2024 were: Richard Schaum (Chair), Garth Deur, and Brian Walker.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our officer compensation philosophy and strategy, participating in the performance evaluation process for our President and CEO, setting base salary and incentive opportunities for our President and CEO and other NEOs, establishing the overarching pay philosophy for our management team, establishing incentive compensation and performance goals and objectives for our NEO's and other officers and determining whether performance objectives have been achieved. Executive sessions are held by the Compensation Committee without the participation of any member of management, including for recommendations and approvals. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEOs total target and actual compensation for the current year, which includes base salary, annual bonus opportunities, and long-term equity incentive awards as more fully described herein. The Compensation Committee also approves any equity compensation for all employees.

Our President and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs, other than with respect to his own compensation, but does not vote with respect thereto.

Compensation decisions may be made by the Compensation Committee using its judgment, but may be recommended to the full Board for approval as well. The Compensation Committee focuses on each NEO’s performance against financial and strategic objectives and the Company's overall performance, but also takes into account sustainable impact; people, and growth factors in evaluating NEO performance and/or in establishing performance objectives.

Role of the Independent Compensation Consultant

The Compensation Committee Charter states that the Compensation Committee may retain outside compensation consultants, legal advisors, or other advisors in its discretion. The Compensation Committee has chosen to retain an independent compensation consultant, Mercer (of the Marsh & McLennan Companies), to provide it with objective and expert analyses on certain compensation matters. In engaging Mercer, the Compensation Committee considered the relevant independence factors with respect to Mercer's services and determined that Mercer's work did not raise any conflict of interest.

All services provided by Mercer related to executive compensation were done pursuant to an engagement by, and under the direction and authority of, the Compensation Committee. The Compensation Committee from time to time requests Mercer's advice on a variety of topics including: assessment of the existing executive compensation program and strategy; market comparisons, including with the peer groups; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; employment agreements; director compensation; best practices; and reporting and disclosures with respect to the same. Mercer also provided compensation related data to the Company's human resource team as an aid in recruiting, talent management and broader compensation trends in 2024. Total fees for all of the foregoing services were $90,525 in 2024.

We also used Marsh USA Inc. ("Marsh"), another of the Marsh & McLennan Companies, to provide insurance services in 2024. We paid Marsh $567,655 in 2024. The decision of the Compensation Committee to engage Mercer was done with the knowledge that Marsh was engaged to provide insurance services. The total fees paid to Mercer and Marsh for 2024 was approximately $566,000, which is approximately 0.003% of the revenues of Marsh & McLennan Companies for 2024.

COMPENSATION POLICIES & PRACTICES

Stock Ownership Guidelines

Our Stock Ownership Guidelines are intended to encourage executives to own a significant number of shares of our common stock. The Stock Ownership Guidelines are calculated based on a multiple of the NEO’s annual base salary (five times for the President and CEO and three times for the other NEOs). Further, the stock ownership guidelines also apply to non-employee directors using a multiple of their annual retainer (five times).

Such Stock Ownership Guidelines provide for the NEOs and non-employee directors to achieve the targeted equity ownership levels on a schedule within five years. In determining if our NEOs and non-employee directors have satisfied the ownership guidelines, we generally include RS and PSAs that have been granted and any shares owned outright by the NEO or non-employee directors.

Clawback Provisions

To mitigate risk of paying either annual or long-term incentives including equity incentives based on faulty financial results, we have a compliant Incentive-Based Compensation Recoupment Policy regarding adjustment of compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any current or former executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Company will seek recovery, reasonably promptly, from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results.

Hedging and Pledging of Stock

Under the terms of our Anti-Hedging and Anti-Pledging Policy, no officer or director is permitted to engage in securities transactions that would allow them either to insulate themselves from or profit from, a decline in the Company's stock price. Similarly, no officer or director may enter into hedging transactions in the Company's stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, options, collars, etc.) or other speculative transactions relating to the Company's stock. Pledging of our stock is prohibited as well. This policy is intended to ensure our officers and directors have full risks and rewards of ownership of our stock.

Practices and Procedures Related to the Grant of Certain Equity Awards

We have long-standing practices with respect to the grant of equity-based awards. Under our established equity-based grant practices, we make annual equity-based grants to certain officers, including NEOs, in the first quarter of the calendar year at the first meeting of the Board each fiscal year, which follows the public release of fourth quarter and year-end financial results. The Board, taking into account recommendations of the Compensation Committee, approves any PSAs and RS granted to NEOs each year. The value in the case of PSAs or RS is the average closing price of our common stock on the NASDAQ for the twenty (20) trading days preceding the day of the grant for NEOs, officers, and non-employee directors. NEOs do not currently receive any stock option, stock appreciation rights, or option-like awards.

With respect to grants of stock options or other equity awards to others in the Company, such grants are similarly made on a predetermined schedule. That schedule is around the end of each fiscal quarter for employees whose start date aligns most closely with such quarter end. We do not take material nonpublic information into account when making such grants since the timing and terms of equity awards have been done in accordance with such a long-standing practice. Instead, the timing of grants is made in accordance with the established compensation cycle. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of any NEO, other officer, or other employee compensation. During fiscal year 2024, we did not grant any stock option, stock appreciation rights, or option-like rights to any NEO or any other employee during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material nonpublic information.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company. To avoid excessive risk-taking behaviors, we have put in place several mechanisms, including, but not limited to:

•Stock Ownership Guidelines;

•Caps on annual incentive payouts;

•Financial performance-based annual incentive program;

•Long-term incentive awards (which are delivered in the form of equity) based on remaining with the Company and/or financial performance objectives;

•Mix of types of awards;

•Use of multiple performance objectives to determine annual and long-term incentive payouts; and

•Incentive-Based Compensation Recoupment Policy and Anti-Hedging and Anti-Pledging Policy.

•Policy on Insider Trading

Impact of Accounting and Tax Treatments

Internal Revenue Code Section 162(m)

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to certain covered employees. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements entered into prior to November 2, 2017 and which are not materially amended thereafter. We do not believe the foregoing has had a material impact on the Company's compensation-related decision making or our results of operations.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Notes 1 and 5 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.

DIRECTOR COMPENSATION

Our Compensation Committee has responsibility for periodically assessing our director compensation program and making recommendations with respect thereto to the Board.

For 2024, each director who was not an employee at the Company received, as applicable:

    Annual retainer - $90,000
    Chair of the Board retainer - $100,000
    Audit Committee Chair retainer - $12,500
    Compensation Committee Chair retainer - $10,000
    Nominating and Corporate Governance Committee Chair retainer - $10,000
    Audit Committee Member retainer (non-chair) - $7,500
    Compensation Committee Member retainer (non-chair) - $5,000
    Nominating and Corporate Governance Committee Member (non-chair) - $5,000
Executive Committee Member (non-employee) - $5,000

All of the foregoing amounts are payable quarterly. As of 2023, directors elected at each Annual Meeting receive a grant of RS equal to $130,000 divided by the average closing price per share of the Company's common stock on the twenty (20) days preceding the date of the grant rounded to the nearest whole share of such RS. Each such RS grant will vest on the first anniversary of the grant. There has been no change in the foregoing, except with regard to the Executive Committee now being in place.

CONCLUSION

We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our NEOs and to our directors during 2024 are reasonable, appropriate, and in the best interests of the Company and our shareholders. We believe the elements of compensation for 2025 will be the same. That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our officers with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2024.

Summary Compensation Table for 2024
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Steve Downing, President and CEO	2024	850,000	—	2,931,383	—	634,211	—	364,768	4,780,362
	2023	842,693	—	4,418,429	—	1,576,495	—	273,914	7,111,531
	2022	792,693	—	2,865,225	—	604,720	—	245,729	4,508,367
Neil Boehm, Vice President - Engineering and CTO	2024	566,231	—	952,885	—	292,517	—	198,017	2,009,650
	2023	509,154	—	1,612,411	—	716,378	—	154,841	2,992,784
	2022	465,062	—	722,476	—	269,289	—	120,910	1,577,737
Kevin Nash, Vice President - Finance, CFO and Treasurer	2024	549,154	—	919,727	—	282,342	—	232,109	1,983,332
	2023	515,154	—	1,764,515	—	716,378	—	202,259	3,198,306
	2022	470,039	—	862,319	—	269,289	—	181,015	1,782,662
Matt Chiodo, Vice President - Sales	2024	476,346	—	666,492	—	244,188	—	186,506	1,573,532
	2023	449,154	—	1,424,529	—	632,916	—	138,524	2,645,123
	2022	409,885	—	631,191	—	235,274	—	151,292	1,427,642
Scott Ryan, Vice President, General Counsel and Corporate Secretary	2024	436,346	—	610,918	—	223,839	—	189,273	1,460,376
	2023	413,154	—	1,299,321	—	577,275	—	116,774	2,406,524
	2022	371,346	—	570,386	—	212,597	—	115,855	1,270,184

(1)
The amounts shown in this column for 2024 include the aggregate grant date fair market value of RS granted in 2024 and the aggregate grant date fair market value of PSAs awarded for the 2024-2026 performance period at target. The value of the PSAs at grant date if maximum performance is achieved would be as follows: Mr. Downing - $3,817,602; Mr. Boehm - $1,240,934, Mr. Nash - $1,197,772; Mr. Chiodo - $867,963; and Mr. Ryan - $795,614. The amounts in this column for 2024, 2023 and 2022 for the outstanding RS award are solely the value of the aggregate grant date fair value. The values in this column are computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company's Annual Report (Footnote 5) for the years ended December 31, 2024, 2023, and 2022 for the assumptions made in the valuation of the RS grants and PSA grants. The actual number of RS shares granted and PSA shares granted is shown in the "Grants of Plan-Based Awards" table included in this Proxy Statement. Dividends for RS grants are and will be paid on the shares, if, and to the same extent, paid on the Company's common stock. Dividend equivalents are earned and accumulated over the performance period for PSAs, if, and at a similar rate and to the same extent, paid on the Company's common stock. NEOs are eligible to receive RS awards and PSA awards at the discretion of the Compensation Committee and the Board in accordance with the 2019 Omnibus Plan as discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)	There were no stock option awards to the NEOs in 2024, 2023, or 2022.
(3)	Amounts set forth relate to performance-based bonuses earned under the Annual Incentive Plan based on the achievement of performance metrics set forth therein and are discussed further in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(4)	Other compensation includes the sum of RS dividends, PSA deemed dividends, matching contributions by the Company pursuant to its 401(k) Plan, matching contributions by the Company pursuant to its Deferred Compensation Plan, and the use of Company automobiles or reimbursement for the use of personal automobiles pursuant to the Company's policy for use of such vehicles, detailed in the table set forth below. Other compensation also includes membership fees at local country clubs, housing allowance in the case of Mr. Chiodo, and aggregate incremental costs associated with the personal use of Company aircraft, which is subject to income inclusion as a taxable fringe benefit.

Name	Restricted Stock Dividends ($)	Performance Share Deemed Dividends ($)	401(k) Employer Match ($)	NQDC Employer Match ($)	Personal Use of Automobiles ($)	Personal use of Aircraft ($)	Other Perquisites ($)	Total Other Compensation($)
Steve Downing	$41,500	137,642	17,250	59,935	25,288	73,253	9,900	364,768
Neil Boehm	$11,530	44,099	17,250	43,930	24,508	46,800	9,900	198,017
Kevin Nash	$12,819	47,772	17,250	24,217	25,288	94,863	9,900	232,109
Matt Chiodo	$9,564	39,236	17,250	19,416	28,592	44,008	28,440	186,506
Scott Ryan	$8,715	35,804	17,250	15,006	26,588	63,451	22,459	189,273

Grant of Plan-Based Awards

The following table discloses the actual number of RS awards and PSAs granted and the grant date of those awards. It also captures potential future payouts under the Company's non-equity and equity incentive plans.

Grants of Plan-Based Awards for 2024
Name	(1) Grant Date	(2) Estimated Future Payouts Under Non-Equity Incentive Plans			(3) Estimated Future Payouts Under Equity Incentive Plan Awards			(4) All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Steve Downing	02/15/24	$467,500	$935,000	$1,870,000	34,008	68,016	136,032	29,150	—	—	$2,386,001
Neil Boehm	02/15/24	$215,625	$431,250	$862,500	11,055	22,109	44,218	9,476	—	—	$748,607
Kevin Nash	02/15/24	$208,125	$416,250	$832,500	10,670	21,340	42,680	9,146	—	—	$775,584
Matt Chiodo	02/15/24	$180,000	$360,000	$720,000	7,732	15,464	30,928	6,628	—	—	$542,477
Scott Ryan	02/15/24	$165,000	$330,000	$660,000	7,088	14,175	28,350	6,075	—	—	$497,259

(1)	The Grant Date is the date when the Compensation Committee's recommendation was approved by the entire Board.
(2)
For 2024 under the Annual Incentive Plan, the Compensation Committee has established ratios of 50% of base salary for the President and CEO and 37.5% of base salary for the other NEOs upon achievement of the threshold, 100% of base salary for the President and CEO and 75% of base salary for the other NEOs upon achievement of the target, and another 100% of base salary for the President and CEO and another 75% of base salary for the other NEOs upon achievement of the maximum, representing potential payments to NEOs. At their February 2024 meetings, the Compensation Committee and the Board also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings per Diluted Share performance metrics. As such, the columns reflect potential payments for each NEO under the Annual Incentive Plan.

(3)
These columns reflect the potential issuance of shares of common stock for each NEO under the PSA component of the Long-Term Incentive Plan for 2024. PSAs accounted for seventy percent (70%) of the Long-Term Incentive Plan awards in 2024, as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis". Such PSAs cliff vest at the end of a three year period based on the Company's performance against established metrics as discussed in "Compensation Discussion and Analysis".

(4)
Included in this column are the number of shares of restricted common stock awarded under the Long-Term Incentive Plan at target (see also footnote (2) above). RS accounted for thirty percent (30%) of the Long-Term Incentive Plan awards in 2024 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis." Such RS cliff vests three (3) years from the grant date.

(5)
This column represents the fair value (at grant date) of RS awards and PSAs granted to each of the NEOs in 2024 at target. See the Company's Annual Report on Form 10-K, Note 5, for the year ended December 31, 2024 for the assumptions made in the valuation of RS awards and PSAs. See also footnote (1) the "Summary Compensation Table" for the value of PSAs at grant date if maximum performance is achieved.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2024, for the NEOs. It also shows RS awards and PSAs not yet vested as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2024
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	(5) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(6) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Downing	—	—	—		17-Feb-2025	—	—	51,664	1,950,997
	—	—	—		18-Feb-2025	27,863	800,504	—	—
	—	—	—		16-Feb-2026	—	—	77,049	2,213,618
	—	—	—		16-Feb-2026	—	—	30,159	866,468
	—	—	—		25-Feb-2026	32,151	923,698	—	—
	—	—	—		25-Feb-2027	29,150	837,480	—	—
	—	—	—		15-Feb-2027	—	—	68,772	1,975,820
	101,000	—	—	22.94	15-Feb-2028	—	—	—	—
	101,000	—	—			89,164	2,561,682	227,644	7,006,903
	—	—	—		17-Feb-2025	—	—	13,029	492,030
Neil Boehm	—	—	—		18-Feb-2025	7,026	201,857	—	—
	—	—	—		16-Feb-2026	—	—	19,828	569,658
	—	—	—		16-Feb-2026	—	—	18,274	525,012
	—	—	—		25-Feb-2026	8,273	237,683	—	—
	—	—	—		25-Feb-2027	9,476	272,245	—	—
	—	—	—		15-Feb-2027	—	—	22,356	642,288
	15,000	—	—	22.94	15-Feb-2028	—	—	—	—
	15,000	—	—			24,775	711,785	73,487	2,228,988
Kevin Nash	—	—	—		17-Feb-2025	—	—	15,552	587,270
	—	—	—		18-Feb-2025	8,386	240,930	—	—
	—	—	—		16-Feb-2026	—	—	23,664	679,867
	—	—	—		16-Feb-2026	—	—	18,274	525,012
	—	—	—		25-Feb-2026	9,874	283,680	—	—
	—	—	—		25-Feb-2027	9,146	262,765	—	—
	—	—	—		15-Feb-2027	—	—	21,578	619,936
	13,500	—	—	22.94	15-Feb-2028	—	—	—	—
	13,500	—	—			27,406	787,375	79,068	2,412,085
Matt Chiodo	—	—	—		17-Feb-2025	—	—	15,552.00	587,270
	—	—	—		18-Feb-2025	8,386	240,930	—	—
	—	—	—		16-Feb-2026	—	—	23,664	679,867
	—	—	—		16-Feb-2026	—	—	18,274	525,012
	—	—	—		25-Feb-2026	9,874	283,680	—	—
	—	—	—		25-Feb-2027	9,146	262,765	—	—
	—	—	—		15-Feb-2027	—	—	21,578	619,936
	30,000	—	—	22.94	15-Feb-2028	—	—	—	—
	30,000	—	—			27,406	787,375	79,068	2,412,085
Scott Ryan	—	—	—		17-Feb-2025	—	—	10,287	388,458
	—	—	—		18-Feb-2025	5,547	159,365	—	—
	—	—	—		16-Feb-2026	—	—	15,978	459,048
	—	—	—		16-Feb-2026	—	—	14,727	423,107
	—	—	—		25-Feb-2026	6,666	191,514	—	—
	—	—	—		25-Feb-2027	6,075	174,535	—	—
	—	—	—		15-Feb-2027	—	—	14,333	411,787
	12,500	—	—	22.94	15-Feb-2028	—	—	—	—
	12,500	—	—			18,288	525,414	55,325	1,682,400

(1)	These options become exercisable, as long as employment with the Company continues, for 25% on each anniversary of the grant date, with an expiration date ten years from grant date.
(2)	The exercise price is the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.
(3)
As long as employment with the Company continues, restrictions on RS granted under the Long-Term Incentive Plan and Second Restricted Stock Plan lapse upon the expiration of three, four, or five years from the date of grant (shown in the Option Expiration Date column for convenience). Dividends on RS are, and will be, paid on these shares if, and to the same extent, paid on the Company's common stock. See "Grant of Plan Based Awards Table for 2024" for additional detail on RS awarded in 2024.

(4)	The amounts in this column represent the market value as of December 31, 2024, of RS awarded under the Long-Term Incentive Plan and Second Restricted Stock Plan.
(5)
PSAs granted under the Long-Term Plan in February 2022, 2023, and 2024, cliff vest after a three year performance period as long as the NEO remains employed by the Company. PSAs granted in 2023 in the retention grant vest based upon achievement of the Company's relative TSR over a four year period (2023-2026) against a predetermined peer group. Dividend equivalents on PSAs are and will be deferred on these awards over the performance period, if, and at an equivalent value as, dividends are paid on the Company's common stock. The PSAs shown in this column reflect target performance under the Long-Term Incentive Plan as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis" with maximum performance, if achieved, essentially doubling the same. PSAs granted in 2023 in the retention grant shown in this column are also at target. See "Grant of Plan Based Awards" table for additional details.

(6)
For PSAs granted in 2022, 2023, and 2024, the amounts in this column reflect the market value as of December 31, 2024, of 100% (i.e., target performance) of PSAs awarded under the Long-Term Incentive Plan in 2020, 2021 and 2022, with maximum performance if achieved, essentially doubling the same.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2024, by the following NEOs:

Option Exercises and Stock Vested for 2024
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Downing	—	—	43,530	1,528,774
Neil Boehm	—	—	15,334	538,530
Kevin Nash	13,500	163,397	15,071	529,294
Matt Chiodo	—	—	14,317	502,813
Scott Ryan	12,500	150,700	13,188	463,163

Non-Qualified Deferred Compensation

The following table contains information regarding Deferred Compensation Plan contributions, earnings and withdrawals for the plan year ended December 31, 2024, by the following NEOs:

Non-Qualified Deferred Compensation
Executive Officer	Executive Contributions Y/E 2024 (1)	Company Contributions in 2024 (2)	Aggregate Earnings in 2024 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Y/E 2023
Steve Downing	$600,449	$59,935	$307,025	$—	$2,455,015
Neil Boehm	$428,109	$43,930	$187,697	$—	$1,528,025
Kevin Nash	$243,691	$24,217	$100,058	$—	$848,917
Matthew Chiodo	$205,864	$19,416	$104,338	$—	$829,624
Scott Ryan	$155,591	$15,006	$51,835	$—	$486,833

(1)
Amounts in this column represent the deferrals of base salary earned in fiscal 2024 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2023 and paid in fiscal 2024 under the Annual Incentive Plan which was included in the fiscal 2023 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.
(3)
The amounts shown include interest earned from cash deferrals. The earnings during 2024 were not above market or preferential; therefore, these amounts were not included in the 2024 Summary Compensation Table.

For further information, see the Deferred Compensation section of "Compensation Discussion and Analysis".

The Company does not have any contracts with its NEOs linked to a change in control of the Company other than with respect to vesting certain RS, stock option awards, or PSAs.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2024.

Director Compensation for 2024
Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Joseph Anderson	93,764	130,310	—	—	—	2,035	226,109
Leslie Brown	103,764	130,310	—	—	—	2,035	236,109
Garth Deur	111,936	130,310	—	—	—	2,035	244,281
Gary Goode	56,264	—	—	—	—	1,132	57,396
Billy Pink	56,374	130,310	—	—	—	903	187,587
Richard Schaum	206,597	130,310	—	—	—	2,035	338,942
Kathleen Starkoff	96,264	130,310	—	—	—	2,035	228,609
Brian Walker	104,097	130,310	—	—	—	2,035	236,442
Dr. Ling Zang	93,764	130,310	—	—	—	2,035	226,109

(1)
Any director who is also an employee of the Company receives no compensation for services as a director. Directors who are not employees of the Company received a director's cash retainer in the amount of $90,000 per year ($22,500 per quarter). The Chair of the Board received an additional cash retainer of $100,000 (pro-rated based on date of appointment) and directors who chaired the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee each received an additional cash retainer fee in the amounts of $12,500, $10,000, and $10,000, respectively during 2024. In addition, each director who served as a member of the Audit Committee, Compensation Committee, Executive Committee, or Nominating and Corporate Governance Committee each received an additional cash retainer in the amount of $7,500, $5,000, $7,500 (prorated), and $5,000, respectively in 2024.

(2)	Immediately following each Annual Meeting, non-employee directors receive a grant of RS equal to $130,000 divided by the average closing price per share of the Company's common stock on the twenty (20) trading days preceding the date of grant of such RS and such RS will vest on the first anniversary of the grant. See the Company’s Annual Report on Form 10-K (Footnote 5) for the year ended December 31, 2024 for the assumptions made in the valuation of RS awards.
(3)
All other compensation includes RS dividends. The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the same method as is used for NEOs.

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2024:

Executive Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	3,790,624	29.52	14,336,246
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	3,790,624	29.52	14,336,246

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which includes Messrs. Schaum (Chair), Deur, and Walker, is currently comprised solely of members of the Company’s Board who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives.

CERTAIN TRANSACTIONS

The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions. The approval of the Audit Committee is required for related-party transactions.

PAY RATIO

We are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. In 2024, the CEO's annual total compensation was $4,780,362 as reflected in the "Summary Compensation Table." Our median employee's annual compensation for 2024 was $55,950. As a result, we estimate that the CEO's annual total compensation was approximately 85 times that of our median employee in 2024.

To identify our median paid employee, we analyzed our employee population as of 12/31/2024. We identified our median paid employee based on gross annualized earnings for 2024, which included gross wages, bonus payments, stock compensation expense, and taxable benefits. Compensation earned in currencies other than U.S. Dollars was translated into U.S. Dollars.

We determined the median paid employee's annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Company Net Income (in thousands) (5)	Company Selected Measure Net Sales (in thousands) (5)
2024	4,780,362	2,340,513	1,756,723	1,099,108	107.41	434.04	404,488	2,313,314
2023	7,111,530	12,940,505	2,810,684	4,035,955	120.29	296.83	428,403	2,300,845
2022	4,508,367	571,286	1,514,556	551,000	98.79	183.92	318,757	1,918,958
2021	3,661,366	3,978,785	1,421,813	1,523,590	124.16	433.35	360,797	1,731,170
2020	3,537,446	5,159,285	1,314,773	1,811,197	119.23	291.17	347,564	1,688,189

(1)	Amounts represent compensation reported in the Summary Compensation Table for our CEO, Steve Downing, for the respective years shown.
(2)
Compensation Actually Paid ("CAP") amounts include total compensation per the Summary Compensation Table, adjusted as set forth in the table below, as determined in accordance with applicable SEC rules. For awards with dividend rights, these amounts are paid in Company shares once the underlying award vests, and are incorporated as applicable in the table below. The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by our Compensation Committee and the Board in regards to the CEO's compensation for each fiscal year, please see the Compensation Discussion and Analysis section of the Proxy Statements reporting pay for the fiscal years covered in the table above.

	2024		2023		2022		2021		2020
	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs
Summary Compensation Table Total Compensation ($)	4,780,362	1,756,723	7,111,530	2,810,684	4,508,367	1,514,556	3,661,366	1,421,813	3,537,446	1,314,773
Less: Stock and Option Award Values Reported in Summary Compensation Table for the Covered Year ($)	(2,931,383)	(787,506)	(4,418,429)	(1,525,194)	(2,865,225)	(696,593)	(2,132,006)	(709,037)	(1,843,293)	(538,150)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	2,422,263	650,751	7,314,339	2,058,941	2,532,729	615,757	2,128,952	708,021	2,012,320	587,498
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(2,042,966)	(558,216)	3,823,698	973,959	(2,803,562)	(665,677)	298,465	91,118	1,375,085	404,409
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	112,237	37,356	(357,629)	(126,852)	(434,402)	(123,166)	22,008	11,675	77,727	42,667
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	—	—	(533,004)	(155,583)	(366,621)	(93,877)	—	—	—	—
Compensation Actually Paid ($)	2,340,513	1,099,108	12,940,505	4,035,955	571,286	551,000	3,978,785	1,523,590	5,159,285	1,811,197

(3)	Non-PEO NEOs included in the Average Calculations for each year presented are: Neil Boehm, Kevin Nash, Matt Chiodo, and Scott Ryan.
(4)
The peer group used for purposes of this disclosure is the Russell 3000 Automobiles and Parts Supersector Index, which we also utilize in the stock performance graph provided in our annual report pursuant to Item 201(e) of Regulation S-K. For purposes of disclosure in our 2023 proxy statement, we used the Dow Jones Auto Index (the "Prior Peer Group"). We believe the Russell 3000 Automobiles and Parts Supersector Index is a better comparative index than the Prior Peer Group due to the limited number of companies used in the Prior Peer Group and the Company's outsized impact on the performance of the Prior Peer Group. The 2023 retention grant was based on the TSR of the Russell 3000 Automobiles and Parts Supersector. The TSR for the Prior Peer Group for each respective year reported in the table is as follows: $117.51 as of December 31, 2020; $142.18 as of December 31, 2021; $104.59 as of December 31, 2022; $104.54 as of December 31, 2023; and $81.90 as of December 31, 2024.

(5)	Net Sales is selected as the most important performance measurement for the current year, which together with net income, are presented in the table.

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our CEO, as well as average compensation actually paid to our other NEOs, to our cumulative TSR, peer group TSR, net income, and net sales.

Listed below are the financial performance measures which, in our assessment, represent the other most important financial performance measures we use to link compensation actually paid to our NEOs, for 2024, to Company performance.

Measure	Description
EBITDA	Earnings before Interest, Taxes, Depreciation, and Amortization.
ROIC	Return On Invested Capital
Operating Income	GAAP Operating Income compared to target
Earnings Per Diluted Share	GAAP Earnings Per Diluted Share compared to target

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board have selected, and submit to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2025. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2024	2023
Audit Fees	$790,929	$731,875
Audit-Related	—	—
Tax Fees	—	—
All Other	—	—
Total	$790,929	$731,875

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, and timely quarterly reviews. Audit-Related fees principally consist of consultations concerning accounting matters associated with the annual audit, incremental consent filings, and other out-of-scope work. Tax fees principally consist of fees for tax advice. All Other fees principally consist of diligence services pertaining to potential acquisitions, including tax due diligence (but not tax services related to structuring). All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement. The Audit Committee considers the amount of fees for non-audit services in selecting and assessing the independence of the Company's auditors.

The Audit Committee periodically evaluates the Company's independent auditor. The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. The audit engagement partner for the Company rotates at least every five years and the Audit Committee is involved in the selection of a new audit engagement partner. Although ratification of the independent auditors by the Company’s shareholders is not legally required, the Audit Committee and Board believe that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2025 Annual Meeting of Shareholders:

RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ended December 31, 2025.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2025.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail in "Compensation Discussion and Analysis", the Company's compensation system is designed to balance short-term performance with long-term growth. Our compensation system must be competitive with compensation arrangements provided to executives at comparably sized companies with whom we compete for talent. We look to: reward performance (with an appropriate percentage of executive pay being performance based); emphasize long-term incentive compensation; drive ownership mentality; and attract, retain and reward the best talent to achieve desired results and to execute the Company's strategic plan. Shareholders are encouraged to read "Compensation Discussion and Analysis", the Company compensation tables, and the related narrative disclosures.

In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2025 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

DELINQUENT SECTION 16 REPORTS
Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS
Any proposal of a shareholder intended to be presented at the 2026 Annual Meeting must be in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 and be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 4, 2025, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the SEC and can be obtained from the Public Reference Section of the Commission or the Company. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, no later than March 16, 2026.

MISCELLANEOUS

The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement and can be found online at http://ir.gentex.com.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies, but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS
Scott Ryan
Corporate Secretary

April 3, 2025

APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.